Scott Buckiso	CONFIDENTIAL
October 31, 2017
Page 1

Exhibit 10.2

United States Steel Corporation	Barry Melnkovic
600 Grant Street	Vice President &
Pittsburgh, PA 15219-2800	Chief Human Resources Officer
412 433 1125
fax: 412 433 6219

CONFIDENTIAL

October 31, 2017

Scott Buckiso
[*]

Re: [*] – Confidential [*] Agreement

Dear Mr. Buckiso:
United States Steel Corporation (the “Corporation”) recognizes that your contribution [*] is critical [*]. Please note that [*] the possibilities in paragraph 6 are contemplated herein agreed, and understood by you.

In addition to any post-employment benefits to which you may be entitled in accordance with the Corporation’s employee benefit plans and programs, you will be eligible for a [*] benefit [*] subject to the terms and conditions set forth below, which shall constitute the Confidential [*] Agreement between you and the Corporation (the “Agreement”).

1.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

[*]

2.
Term of Agreement. This Agreement is effective as of the date you sign this Agreement and shall continue in effect until [*], unless terminated earlier by notice from the Corporation to you [*] or by mutual agreement of the parties. In any event, this Agreement shall automatically terminate one year from the date of this Agreement, unless [*] this Agreement is extended by the mutual agreement of the parties.

3.
[*] Payment. [*] subject to the other terms and conditions of this Agreement, including your execution and nonrevocation of a release of all claims relating to your employment with the Corporation (in a form to be provided to you by the Corporation), you will be eligible to receive the below payment that will be divided into two installments (the “[*] Payment”) as described in Paragraph 8:

[*]	[*] Payment*	Gross Cash Payment
[*]	(base salary + AICP) * 1.0	$680,0000
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	(base salary + AICP) * 3.5	$2,380,000
* To be calculated using your base salary and AICP [*].

Scott Buckiso	CONFIDENTIAL
October 31, 2017

For purposes of this Agreement and as used in the table above, “AICP” shall mean your target bonus under the Corporation’s Annual Incentive Compensation Plan, or successor plan. The [*] Payment constitutes the entire consideration to be provided to you for the promises set forth in this Agreement, and other than salary, benefits and other compensation paid to you in the ordinary course of business, no other payment shall be made to you [*].

4.
Best Efforts. In consideration for this Agreement and your eligibility for the [*] Payment, you agree to [*] as requested. You further agree to [*]. In addition, you are expected to continue to comply with all applicable policies and procedures, including the Corporation’s Code of Ethical Business Conduct.

5.
At-Will Employment. Nothing in this Agreement changes the at-will nature of your employment. Either you or the Corporation may terminate the employment relationship at any time, with or without notice and with or without cause.

6.	Termination of Employment.

a.
Voluntary Resignation or Retirement. You will not be eligible for the [*] Payment in the event you voluntarily resign your employment or elect to retire [*]. Further, you agree to refund to the Corporation, within sixty days of your notification of resignation or retirement, any and all of the [*] Payment that has been paid to date in the event you voluntarily resign your employment or elect to retire prior to the twelve month anniversary of the second installment payment.

b.
Termination for Cause. In the event that your employment is terminated for cause [*], you agree to refund any amounts that have been paid of the [*] Payment within sixty days of your termination date, and you agree that you forfeit any amounts not yet paid of the [*] Payment.

c.	Termination with Consent [*]. In the event that [*] you are terminated, you will be eligible for the [*] Payment, subject to the other terms and conditions of this Agreement.

d.	Termination with Consent [*]. In the event that, [*] you are terminated, the Corporation may elect, in its sole discretion, to pay some or all of the [*] Payment.

e.	[*]

For purposes of paragraphs c, d, and e above, your termination of employment will be treated as a termination with consent for purposes of the Supplemental Retirement Account Program, as well as grant agreements pertaining to equity awards under the Corporation’s Long-Term Incentive Compensation Program.

7.
Disability or Death. If you are unable to perform your assigned duties due to physical or mental disability for a continuous period of at least six months [*] or you die [*], the Corporation may elect, in its sole discretion, to pay some or all of the [*] Payment.

8.
Timing of [*] Payment. The Corporation will pay the [*] Payment to you, less applicable deductions and withholding, in two installments described herein. [*] The installment payments are subject to the other terms and conditions of this Agreement, including but not limited to the release of all claims relating to your employment with the Corporation.

9. Confidentiality. You agree to keep the terms and existence of this Agreement strictly confidential, except that you may disclose the terms and existence of the Agreement to your spouse, attorneys, accountants and tax advisors, or as otherwise required by law. You agree that your spouse, attorneys, accountants and tax advisors must be informed of, and agree to be bound by, the confidentiality provisions of this Agreement. If you are required to disclose this Agreement or its terms pursuant to court order and/or subpoena, you will notify the Corporation’s General Counsel by email or overnight mail within twenty-four hours of receipt of such court order or subpoena, and

Scott Buckiso	CONFIDENTIAL
October 31, 2017

simultaneously provide the Corporation with a copy of such court order or subpoena so as to afford the Corporation sufficient opportunity to protect and/or enforce the confidentiality provisions of this Agreement. You acknowledge that a violation of this confidentiality provision would cause immeasurable and irreparable damage to the Corporation in an amount incapable or precise determination. Accordingly, you agree that the Corporation shall be entitled to injunctive relief in any court of competent jurisdiction for any factual or threatened violation of this confidentiality provision, in addition to any other available remedies. In the event of any violation of this confidentiality provision, the [*] Payment shall be forfeited and, if already paid, you agree to repay the Corporation the [*] Payment.

10.
Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

11.	Miscellaneous.

a.	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Pennsylvania.

b.	You may not assign any of your rights under this Agreement.

c.
The Corporation’s obligation to pay the [*] Payment shall be an unfunded and unsecured promise of the Corporation to pay money in the future. Nothing in the Agreement conveys a secured interest or right, title or claim in any property or assets of the Corporation.

d.
Notwithstanding anything contained in this Agreement to the contrary, if any portion of the [*] Payment would constitute a parachute payment under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, then the [*] Payment shall be reduced to the extent necessary to cause the payment thereof not to be a parachute payment under section 280G of the Code and you shall have no further rights or claims with respect to the reduced portion.

12.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.
Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees, costs and equitable relief, available under applicable law. The parties further agree that the decision of the arbitrator shall be in writing and that any judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties agree that the arbitration hearing shall take place in Pittsburgh, Pennsylvania. The Corporation will pay for any administrative or hearing fees and costs charged by the arbitrator or the AAA, except that you shall pay any filing fees associated with any arbitration that you initiate.

14.
Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement.

15.
Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto, except that the Corporation may amend this Agreement from time to time without your consent to the extent deemed necessary or

Scott Buckiso	CONFIDENTIAL
October 31, 2017

appropriate, in its sole discretion, to effect compliance with applicable law. You hereby irrevocably consent to such amendments. This Agreement shall be interpreted and administered in accordance with Section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

16.	[*]

UNITED STATES STEEL CORPORATION

/s/ Barry Melnkovic
By: Barry Melnkovic

Agreed to by:

/s/ Scott Buckiso

Scott Buckiso
Date: November 20, 2017